Exhibit 3.2

Fax Audit #(((H07000156652 3)))

CERTIFICATE OF DOMESTICATION

The undersigned, JAMES C. DIPRIMA, PRESIDENT, of COASTAL TECHNOLOGIES, INC., a foreign corporation, in accordance with s.607.1801, Florida Statutes, does hereby certify:

1.

The date on which corporation was first form was APRIL 2, 1971.

2.

The jurisdiction where the above named corporation was first formed, incorporated, or otherwise came into being was CALIFORNIA.

3.

The name of the corporation immediately prior to the filing of this Certificate of Domestication was COASTAL TECHNOLOGIES, INC.

4.

The name of the corporation, as set forth in it articles of incorporation, to be filed pursuant to s.607.0202 and 607.0401 with this certificate is CYCLONE POWER TECHNOLOGIES, INC.

5.

The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent jurisdiction under applicable law, immediately before the filing of the Certificate of Domestication was THE STATE OF CALIFORNIA.

6.

Attached are Florida articles of incorporation to complete the domestication requirements pursuant to s.607.1801.

I am PRESIDENT of COASTAL TECHNOLOGIES, INC. and am authorized to sign this Certificate of Domestication on behalf of the corporation and have so this 14th day of JUNE, 2007.

/s/  James C. DiPrima

(Authorized Signature)

FILED
07 JUN AM10:32
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Filing Fee:
Certificate of Domestication	$50.00
Articles of Incorporation and Certified Copy	$78.75
Total to domesticate and file	$128.75

Fax Audit #(((H07000156652 3)))